Exhibit 10.53
S&P Global
55 Water Street
New York, New York 10041

September 18, 2024

VIA ELECTRONIC MAIL
Eric Aboaf

Dear Eric,

Congratulations on your position as Chief Financial Officer for S&P Global! We are delighted to have you on board and know you will be a great addition to our team. You will be starting in your position on or about March 25, 2025 (“Start Date”). Your actual start date will be agreed upon on a later time based on the Notice Period with your current employer. Your principal location will be New York City, or such other location as may be agreed to by the Company in writing, reporting to Martina Cheung, the Incoming CEO of S&P Global. This offer is contingent on your beginning employment as indicated above.
Your payroll employer entity is S&P Global Inc. and you will be paid $825,000.00 USD per annum less lawful deductions. This position is classified as exempt under the Fair Labor Standards Act (FLSA) and therefore is not eligible for overtime pay.

You shall have seats on the Executive Leadership Team, Executive Risk Management Team, and Internal Audit Disclosure Team.
Subject to the approval of the Compensation and Leadership Development Committee of the Board of Directors (“CLDC”):

You will receive a one-time signing bonus of $2,400,000.00 USD less lawful deductions, payable as soon as administratively possible, but within sixty (60) days of your Start Date. If within twelve (12) months of your Start Date, you voluntarily separate from S&P Global or are terminated for misconduct, you agree to repay the full amount of the signing bonus, to S&P Global.

You will be eligible to participate in the applicable annual bonus plan (“Bonus Plan”) with a target incentive opportunity of $1,800,000.00 USD. Actual payment under the Bonus Plan, if any, will be based on the degree of achievement of the established company and/or division objective(s) and your individual performance and contribution, as determined in the Company’s discretion. Your award for the performance year will be pro-rated based on the number of days you have been employed with the Company. Awards may be less than the communicated target and are subject to your manager’s assessment of your performance. Please note that your target opportunity and eligibility are not commitments to pay any award, as all payments under the Bonus Plan are discretionary. Target opportunities are subject to change by the Company in its discretion from year to year. In order to be eligible for each annual Bonus Plan, you must be employed on or before September 30th of the Bonus Plan year. Further, to receive a payment, you must be an employee in good standing and be employed by S&P Global, or any of its business units, on the Bonus Plan payout date.

You will also be eligible to participate in the S&P Global Long-Term Stock Incentive Program. Under this Program, for 2025, you will be eligible to receive a long-term incentive grant that, if approved by management and granted, will be a target value of $6,500,000.00 USD. Any such grant will be subject in all respects (including, but not limited to, with respect to vesting) to the terms and conditions of the S&P Global Long-Term Stock Incentive

Program under the S&P Global Inc. 2019 Stock Incentive Plan, as applicable, and the associated award agreement that you receive at the time of grant. In addition, you may also be eligible to receive future long-term incentive grants, as determined by the Compensation and Leadership Development Committee of the Company’s Board of Directors in its sole discretion, subject to the terms and conditions of the then-applicable S&P Global Long-Term Stock Incentive Program. For the avoidance of doubt, any long-term incentive grant you receive in 2025 is not a guarantee that the same or a similar award will be made in future years, and there is no assurance that any future long-term incentive awards will be made.
Following your start date and by March 31, 2025, you will be granted a one-time buy-out equity award with a value of $5,900,000.00 USD, subject to you providing documentation of equity forfeitures by your previous employer. The award will be comprised of awards of Restricted Share Units (“RSU”) and Performance Share Units (“PSU”) as detailed below, the number of RSUs and PSUs will be determined at the date of grant, and subject to the terms and conditions of the S&P Global Inc. 2019 Stock Incentive Plan and the associated award agreements.

Following your start date, and subject to the conditions set forth below, you will receive a one-time Restricted Stock Unit Award under the S&P Global Inc. 2019 Stock Incentive Plan equal to $1,770,000.00 USD, which dollar amount shall be converted into a number of shares of S&P Global common stock (ticker: SPGI) using the ten-day average closing price of the Company’s common stock preceding the grant date. This award will vest equally over a three-year period vesting on the first, second, and third anniversary of the award grant date, respectively, (each year an “installment” and the portion vesting each year “Installment Vesting”) and will be subject in all respects (including, but not limited to, with respect to vesting) to the terms and conditions of the applicable Stock Incentive Plan and the associated award agreement that you receive at the time of grant. Dividend equivalents will be accrued during the award period and will be paid in cash, along with vested shares.

Following your start date, and subject to the conditions set forth below, you will receive a one-time Performance Stock Unit Award under the applicable S&P Global Inc. 2019 Stock Incentive Plan equal to $4,130,000.00 USD, which dollar amount shall be converted into a number of shares of S&P Global common stock (ticker: SPGI) using the ten-day average closing price of the Company’s common stock preceding the grant date. This award will vest on the third anniversary of the award grant date and will be subject in all respects (including, but not limited to, with respect to vesting) to the terms and conditions of the applicable Stock Incentive Plan and the associated award agreement that you receive at the time of grant.
The above Stock Unit Awards are subject to you providing in a timely manner, satisfactory documentation of such forfeited unvested awards. The Restricted Stock Unit and Performance Stock Unit Awards will be subject to the approval of the Compensation and Leadership Development Committee of the Board of Directors and the terms and conditions set forth in the applicable Stock Incentive Plan and the associated award agreement that you receive at the time of grant.
Should your employment with the Company end after five (5) years of service but prior to the end of any Installment Vesting date due to your retirement, you shall be eligible for pro rata vesting of any remaining unvested Installments as prescribed by and subject to the terms of the applicable award agreement. Notwithstanding the foregoing, after the fifth (5) anniversary of your Start Date and subject to you remaining in good standing with the Company, for any outstanding RSUs and PSUs whose grant date is at least one year prior to your retirement date, you shall be eligible for continued vesting on the original payment date, as prescribed by and subject to the terms of the applicable award agreement. Payment of the PSUs will be based on actual performance of such PSU. The treatment of unvested RSUs and unvested PSU’s, to wit, that after 5 years of service, you can never lose more than 1 year of any unvested award, takes precedence over any language in the 2024 Senior Executive Severance Plan or any other document or agreement that would cause you to lose more than I year of any unvested or outstanding award.

The Company reserves the right to cancel or delay payment of awards pending the outcome of disciplinary procedures or investigations into matters that could be considered grounds for termination of employment or pay recovery as stated by the Pay Recovery Policy. Both short term and long-term performance awards are subject to claw back. (recovery, including by means of repayment to the Company) during the relevant performance or time-based vesting period for the award, plus the 24-month period following the end of the relevant performance or time- based vesting period or discretionary award date. While your affirmation is not required for the Policy to apply, your acceptance of any award, grant or payment that is subject to the Pay Recovery Policy will constitute your consent to and acceptance of the application of such Policy.
In addition to the standard benefits, you will be entitled to the following perquisites:
Annual Executive Physical Program First Class air travel
Tax counseling and return preparation

Effective with your employment, you shall participate in the Senior Executive Severance Plan, which currently provides 12 months’ salary for participants with less than 24 months of service and 18 months’ salary for participants with 24 months or more of service in the event of a “Qualified Termination of Employment,” as defined in the Plan.
Effective with your employment, you will participate in the Management Supplemental Death and Disability Plan, which provides for pre-retirement death benefits equal to two times your annual base salary. Should you become disabled while employed by S&P Global, you shall be provided with a monthly disability income benefit, as defined under the Plan and reduced by certain plan-specified offsets.

Effective with your employment, you and your estate will be covered under the Company’s Directors and Officers Liability Insurance and the Company shall provide indemnification to the fullest extent permitted for actions taken within the scope of your duties.
You will be eligible to receive all benefits routinely made available to all S&P Global employees with the same employer entity and at comparable levels. Also, you are subject to all eligible policies of S&P Global. You must enroll in all benefit plans within your first thirty (30) days, and benefit coverage is retroactive to your Start Date. Please click here to review information regarding the benefits available to employees of S&P Global.

S&P Global has a flexible paid time off program (called “Recharge”). Additional information about our Recharge program can be found here.

Please note that your offer of employment with S&P Global is contingent upon the successful completion of a background investigation, which will be administered by an independent third-party vendor. The investigation will include employment and education verification, as well as a criminal history, social media history, and credit check.
All employees are required to adhere to the Company’s Code of Business Ethics (the "COBE") and Securities Disclosure Policy throughout their employment, including any notice periods (whether worked, not worked or “garden leave”). The purpose of the Code of Business Ethics and the Securities Disclosure Policy is to establish guidelines reasonably designed to identify and prevent recipients form breaching any applicable fiduciary duties and to deal with other situations that may pose a conflict of interest or the appearance of a conflict of interest. In addition, there are divisions of S&P Global that require affirmations to a Code of Conduct, Code of Business Ethics and/or a Securities Disclosure Policy. The purpose of the Code of Conduct is to reflect the high−level principles that govern the conduct of the Company’s Credit Rating Activities. Failure to comply with Company policies, including the Code and Securities Disclosure Policy, may result in disciplinary action up to and including termination of employment. All violations or potential violations of the Code of which you become aware, should be reported promptly to the People Team. Each year, you will be required to sign or otherwise indicate your assent to an Affirmation Statement to confirm that you have reviewed the Code and understand your continuing obligation to comply with its terms. Periodic certifications relating to the Securities Disclosure Policy are also required. Please note that the Securities Disclosure Policy includes requirements that may extend to an employee’s immediate family (as defined in the policy), and that for some positions the applicable policies may impact your ability to maintain and conduct trades of certain holdings. To the extent that the Code and Securities Disclosure Policy, or compliance therewith, would be inconsistent with applicable law, applicable law will govern. Any questions relating to the “Codes” or the Securities Disclosure Policy should be directed to the Compliance team (Securitiesdiscomp@spglobal.com).
By accepting this letter of offer, you acknowledge that you are aware that your personal data will be handled in accordance with the S&P Global Employee Privacy Policy (Applicable to U.S., India and Pakistan). This policy means that your data may be collected, transferred, disclosed, stored or otherwise processed in S&P Global and its affiliates’ systems, as well as the systems of service providers, that may be located in a jurisdiction which is different to your work location and where the data privacy laws may be different to the laws in your work location. Please take a moment to review the Policy before accepting this letter of offer. S&P Global updates its policies from time to time. If you have any questions about the applicable Policy now or in the future, please contact HRPrivacy@spglobal.com.
This letter is not an offer of a contract of employment. It is the Company's policy that all employment is “at-will.” This means either the employee or the Company may terminate employment for any reason at any time. No change in the “at-will” employment relationship is valid unless it is contained in a written agreement signed by an authorized officer of S&P Global. Notwithstanding your “at will” employment status, you agree to provide the Company with ninety (90) days working notice period (“Notice Period”) should you chose to voluntarily resign from your employment with the Company. The Company reserves the right to accept your resignation and release you from any portion of the Notice Period without additional remuneration.

Federal law requires U.S. employers to verify that all new employees are eligible to work in the United States pursuant to the Immigration Reform and Control Act of 1986. As a condition of your employment, as set forth by the Act, you will be required to provide proof of identity and employment authorization within three (3) days of your Hire Date by completing the Form I-9. Shortly after offer acceptance, you will receive an email communication from the S&P Global Onboarding team with instructions on how to complete your pre-boarding tasks including updating personal information and I-9 requirements.
If you require immigration sponsorship by S&P Global now or in the future, in order to accept or continue employment with us, we reserve the right to determine whether to pursue a nonimmigrant case on your behalf. Further, you should be aware that there is no guarantee that the government will approve any such case that we file on your behalf. By accepting this offer, you represent that you are not aware of any circumstances that would make you ineligible for nonimmigrant status. Please note also that by sponsoring you for nonimmigrant work status, S&P Global is not committing to sponsoring you for permanent resident status.
You acknowledge and agree that terms and conditions set forth in Attachment A (Agreement for the Protection of Company Interests) hereto are hereby incorporated into, and are part of, the terms and conditions of this offer letter. You acknowledge that you have reviewed and understand the terms of the Agreement for the Protection of Company Interests, and that by accepting this offer letter you are accepting the terms in Attachment A, including the non- competition, non-solicitation of clients, non-solicitation of employees, confidentiality and ownership of information provisions.

You represent that you are free to enter into an employment relationship with the Company and to perform the services required of you. You also represent that you have disclosed to the Company and provided copies of any agreement you may have with any third party (such as a former employer) which may limit your ability to work for the Company, or which otherwise could create a conflict of interest with the Company. You further represent that you are not bound by any non-competition, non-disclosure, non-solicitation, or similar obligations, except for those contained in the written agreements you have provided to the Company. Finally, please understand that you are strictly prohibited from using or disclosing any confidential information or materials of any former employer or other third party to whom you have an obligation of confidentiality and from violating any lawful agreement that you may have with any third party.
You will receive a notification requesting you to provide an e-signature to accept this offer. You must complete this step, in order to move forward in the hiring process.

We are looking forward to you joining our team! In the meantime, if you have any questions, please do not hesitate to call me.

Sincerely,

/s/ Martina Cheung
Martina Cheung
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